UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 25, 2010
DIAMOND FOODS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51439	20-2556965

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

600 Montgomery Street, 17th Floor
San Francisco, California	94111

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (415) 445-7444
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     Share Purchase Agreement.
     On February 25, 2010, Diamond Foods, Inc. (“Company”) entered into a Share Purchase Agreement (“Purchase Agreement”) with Lion/Stove Luxembourg Investment S.a.r.l. (“Seller”), pursuant to which the Company agreed to cause a newly formed wholly-owned United Kingdom subsidiary of the Company to acquire all of the issued share capital of Lion/Stove Luxembourg Investment 2 S.a.r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, which is the holding company for Kettle Foods (the “Kettle Foods acquisition”).
     Pursuant to the Purchase Agreement, the Company has agreed to pay $615 million in cash, subject to certain adjustments. The Company intends to finance the acquisition consideration through a combination of debt incurred under a new secured credit facility, described below, and the proceeds of an offering of its common stock. This Form 8-K shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of the common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
     The Company and Seller have made customary representations, warranties and covenants in the Purchase Agreement. The closing of the Kettle Foods acquisition is subject to customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. In connection with the Kettle Foods acquisition, the Company and certain executive officers of Kettle Foods will enter into a UK Management Warranty Deed, the Company and certain executive officers of Kettle Foods will enter into a US Management Warranty Deed, and the Company and certain executives of Kettle Foods and J.P. Morgan Chase Bank, N.A. will enter into Escrow Agreements. The Kettle Foods acquisition is expected to close by the end of fiscal 2010.
     Secured Credit Facility.
     On February 25, 2010, the Company entered into a Credit Agreement (the “Credit Agreement”) among the Company, the Lenders party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and Banc of America Securities LLC and Barclays Capital as Joint Lead Arrangers and Joint Book Managers. The Credit Agreement was entered into in connection with the signing of the Purchase Agreement.
     The Credit Agreement provides for a $200 million secured revolving credit facility (“Revolving Credit Facility”) and a $400 million secured term loan facility (“Term Loan Facility,” and together with the Revolving Credit Facility, the “Secured Credit Facility”). The Company expects to borrow $400 million under the Term Loan Facility, and approximately $170 million under the Revolving Credit Facility, at the closing of the Kettle Foods acquisition, to fund a portion of the Kettle Foods acquisition consideration, and to repay existing indebtedness of the Company. The Term Loan Facility will be subject to quarterly amortization of principal, in the amount of $40 million per year, beginning in the fiscal quarter ending July 31, 2010. The remaining principal balance of the Term Loan Facility, and any outstanding loans under the Revolving Credit Facility, must be repaid on the fifth anniversary of initial funding. The Term Loan Facility is also subject to mandatory prepayment with the proceeds of our future equity and debt financings, asset sales in excess of $5 million per fiscal year, and “extraordinary receipts” (as defined in the Secured Credit Facility), and with 50% of our “excess cash flow” (as defined in the Secured Credit Facility). Borrowings under the Secured Credit Facility bear interest, at our option, at either the agent’s base rate or the LIBOR Rate, as defined in the Secured Credit Facility, plus a margin for LIBOR loans ranging from 2.25% and 3.50%, based on our consolidated leverage ratio (defined as the ratio of our total debt to EBITDA). The Secured Credit Facility is secured by a security interest in all of our real and personal property, other than property held by certain non-U.S. subsidiaries, and including the stock of our subsidiaries (limited to 66% of the stock in the case of certain non-U.S. subsidiaries). The Secured Credit Facility also provides for customary affirmative and negative covenants, including requirements that we maintain a maximum consolidated leverage ratio of not more than 4.75 to 1.00, reducing annually over the term of the facility to reach 3.25 to 1.00 on April 30, 2014, and a requirement that we maintain a minimum fixed charge coverage ratio (defined as EBITDA minus capital expenditures and cash tax payments, divided by the sum of our interest expense, principal payments and dividends) of 1.10 to 1.00 through October 30, 2012, 1.20 to 1.00 through October 30, 2013, and 1.25 to 1.00 through maturity.

     The Secured Credit Facility also contains covenants that restrict our ability to (1) incur liens on our property, (2) incur indebtedness (including guarantees and other contingent obligations), (3) make dispositions of assets, (4) acquire other companies and businesses, (5) make investments in companies that are not our subsidiaries and (6) make restricted payments, which could limit our ability to pay dividends.
Item 7.01. Regulation FD Disclosure
     On February 25, 2010, the Company issued a press release announcing the Kettle Foods acquisition, the execution of the Purchase Agreement, the execution of the Credit Agreement.
     On February 25, 2010, the Company issued a press release announcing the Company’s financial and operating results for the fiscal quarter ended January 31, 2010.
     Copies of these press releases are furnished as Exhibits 99.1 and 99.2 to this report and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit	Description
99.1	Diamond Foods, Inc. press release dated February 25, 2010 announcing Kettle Foods acquisition

99.2	Diamond Foods, Inc. press release dated February 25, 2010 announcing financial results.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND FOODS, INC.
Date: February 25, 2010	By:	/s/ Steven M. Neil
		Name:	Steven M. Neil
		Title:	Executive Vice President, Chief Financial and Administrative Officer

INDEX TO EXHIBITS

Exhibit	Description
99.1	Diamond Foods, Inc. press release dated February 25, 2010 announcing Kettle Foods acquisition

99.2	Diamond Foods, Inc. press release dated February 25, 2010 announcing financial results.